GLOBAL EXCLUSIVE DISTRIBUTION AGREEMENT

AGREEMENT made as of the 1st day of June, 2014, by and between FORMIGLI, having its business address at Emidio Spinucci 16/a Firenze Italia 50141 (hereinafter referred to as “MANUFACTURER”) and FORMIGLI Inc, a Florida Company, having its principal place of business at 895 Pismo St, San Luis Obispo Ca 93401 (hereinafter referred to as “DISTRIBUTOR”).

WITNESSETH

WHEREAS

A.         MANUFACTURER is the producer of bicycle frame sets from Italy, as more particularly identified on the price list attached hereto, and made a part hereof, as schedule A (hereinafter referred to as the “Products”);

B.         DISTRIBUTOR desires to secure from MANUFACTURER, and MANUFACTURER is willing to grant to DISTRIBUTOR, the exclusive right to market, sell and distribute MANUFACTURER’S Products Globally with the exception of Italy and direct global website, direct all retail, wholesale sales and team sponsorship sales exported out of the country from MANUFACTURER’S (hereinafter referred to as the “Territory”). DISTRIBUTOR will be granted rights to www.formigli.com and www.formigli.it to incorporate into global unified website directed by DISTRIBUTOR.  MANUFACTURER will maintain rights to offer and post on the Italian portion of the site as it desires.  DISTRIBUTOR will have no rights to direct what is and what it not on the Italian portion of the global site.

NOW THEREFORE, it is mutually agreed as follows:

1.         MANUFACTURER hereby appoints DISTRIBUTOR as its sole and exclusive DISTRIBUTOR for the term of this Agreement for the sale and distribution of the Products in and throughout the Territory. DISTRIBUTOR will maintain, or cause to be maintained, a sales staff for the distribution of products handled by DISTRIBUTOR, including the Products, and DISTRIBUTOR shall use its best efforts to promote the sale and distribution of MANUFACTURER’S Products.

2.         MANUFACTURER will not ship the Products to the Territory except under the order or by the direction of DISTRIBUTOR. It will refer to DISTRIBUTOR any and all orders or inquiries for the Products that it may receive for shipment to the Territory, or orders, which are intended for eventual shipment to the Territory.

3.         MANUFACTURER will fill promptly and to the best of its ability all orders for the Products received from DISTRIBUTOR. The price to DISTRIBUTOR shall be based on delivery to DISTRIBUTOR’S customer and shall include a mutually negotiated delivered price to said customer. MANUFACTURER and DISTRIBUTOR shall negotiate any price increases for the Products at least 60 days prior to the effective date of any such increase. Payment in Euro shall be made by DISTRIBUTOR 5 days from the date of delivery to DISTRIBUTOR’S customer.  Prices for Products noted in Schedule A shall be set in Schedule B.

4.         MANUFACTURER will furnish to DISTRIBUTOR, promptly upon request, any and all authorizations that may be required by any governmental authority in connection with the sale and distribution of the Products in the Territory, provided that MANUFACTURER is responsible for obtaining or maintaining said authorizations.

5.         MANUFACTURER warrants, represents and agrees that all shipments of the Products sold or shipped under this Agreement shall be of first quality and carry a MANUFACTURER’S warranty of 2 years against any defects of workmanship or materials.  If a product is defective and fault is determined to be MANUFACTURER, and must be returned to MANUFACTURER for repair, shipping is paid for by customer, both to ship frameset back for repair, and the return shipping to the customer. DISTRIBUTOR will manage with local dealers the guarantee problems, when it is possible.

6.   MANUFACTURER will provide price list for framesets by December 1 prior to the next year.

7.	MANUFACTURER maintains the rights to price framesets sold in Italy, all dealers, teams, and contracts. DISTRIBUTOR will have no interaction with the sale of product in Italy.

8.
MANUFACTURER will be involved by DISTRIBUTOR in all important decisions and will be informed on all opportunities, purposes and deliberation of the DISTRIBUTOR regarding brand image, prices, local dealers and representatives. MANUFACTURER will keep the right to check and approve all decisions, using rationality and balance.

9.         The term of this Agreement shall be for a period of five years commencing on June 1, 2014 and terminating on June 1, 2019, and shall thereafter continue in effect unless either party shall notify the other of its intention to terminate this Agreement by giving at least 12 months written notice prior to any specified termination date. However, in the event of a breach of any of the terms and provisions of this Agreement, either party may terminate this Agreement by giving the other party 90 days written notice provided said notice shall set forth the breach being claimed as the basis for termination. If the offending party cures the breach being claimed within said 90-day period, the notice of termination shall be void and this Agreement shall continue in full and force and effect.

10.         Notwithstanding the provisions of paragraph 6 hereof, MANUFACTURER shall have the right to terminate this Agreement upon 60 days written notice in the event that DISTRIBUTOR shall:
a.         be declared bankrupt or enter a voluntary petition for bankruptcy or in any way enter into a compromise or agreement for the benefit of its creditors;
b.         fail to meet at least 50 percent of the mutually agreed upon sales performance goals set forth in Schedule C, attached hereto and made a part hereof;
c.         fail to maintain in good standing all Federal and state licenses and permits necessary for the proper conduct of its business;

11.         Upon termination of this Agreement by either party, MANUFACTURER shall have the right to purchase, or cause its successor representative to purchase, as of said termination date, DISTRIBUTOR’S then existing inventory of MANUFACTURER’S images, marketing materials, web sites, databases at a price to be agreed based on time and expense invested in said materials.

12.           Assistance by MANUFACTURER - MANUFACTURER agrees to furnish DISTRIBUTOR with logos, information, files, and images as requested by DISTRIBUTOR.  MANUFACTURER further agrees to provide DISTRIBUTOR with reasonable technical assistance upon terms and conditions to be agreed upon from time to time. This exchange of material will be mutual: DITRIBUTOR will provide MANUFACTURER with marketing material, to be checked and approved; MANUFACTURER will use this material just for internal use and Italian market and will not provide anyone else, without DISTRIBUTOR's permission with this material.

13.           Intellectual Property Rights - DISTRIBUTOR shall have the right to use MANUFACTURER’S trade names and/or trademarks without the prior, express written consent of MANUFACTURER. Upon termination of this Agreement, DISTRIBUTOR shall remove all references to MANUFACTURER from its letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between the parties.

14.         MANUFACTURER shall not be liable for damages resulting from delays in shipment or inability to ship due to normal production and shipment delays or those resulting from acts of God, fires, floods, wars, sabotage, accidents, labor disputes or shortages, plant shutdown or equipment failure, voluntary or involuntary compliances with any law, order, rule or regulation of governmental agency or authority; or inability to obtain material (including power and fuel), equipment or transportation, or arising from any other contingency, circumstances or event beyond the control of the MANUFACTURER.

15.           DISTRIBUTOR is not an agent, employee or legal representative of MANUFACTURER, but an independent contractor. DISTRIBUTOR does not have any authority to assume or create any obligation or responsibility on behalf of MANUFACTURER or bind MANUFACTURER in any manner whatsoever. The relationship between MANUFACTURER and DISTRIBUTOR is that of vendor and vendee. DISTRIBUTOR further agrees to defend, indemnify and hold MANUFACTURER harmless from and against any and all claims of third parties that would not have arisen but for an act or omission by Distribution that is contrary to the above-acknowledged relationship or any other term hereof.

16.         All information transferred or otherwise revealed to DISTRIBUTOR by MANUFACTURER under this Agreement, including but not limited to, engineering information, manufacturing information, technology, know-how and price books or lists, will at all times remain MANUFACTURER'S property. DISTRIBUTOR shall at all times hold such information confidential and shall not disclose any such information if not otherwise within the public domain.

17.         This Agreement is the entire agreement between the parties, cannot be changed orally, and neither party has made any representations or promises to the other which are not expressed in this Agreement.

a. This Agreement is not assignable by either party without express written consent of the other.

b. If DISTRIBUTOR or MANUFACTURER consists of either two or more individuals or partners, each shall execute this Agreement on their behalf and each individual signing shall be jointly and severally liable with respect to the obligations of DISTRIBUTOR or MANUFACTURER under this Agreement.

18.         No waiver of a breach of the terms of this Agreement shall be effective unless made in writing, and no such waiver shall be deemed a waiver of any other existing or subsequent breach. No modification of this Agreement shall be of any effect unless set forth in writing.

19.         DISTRIBUTOR will pay by wire transfer to MANUFACTURER 100% of MANUFACTURER’S invoice for frames ordered 2 days prior to MANUFACTURERS shipment of frame/s/parts to its destination.

20.         All the provisions of this Agreement are made subject to all applicable laws, regulations, rules or requirements of the Government of Italy or agencies of said Government, and in the performance of this Agreement, each of the parties hereto agrees to comply therewith.

21.           NOTICES All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been served or delivered

a. when personally served or delivered to one party by the serving or delivering party; or
b. when deposited in the mail, postage prepaid by the serving or delivering party addressed to the other party as follows:

If to Manufacturer:

___________________________

___________________________

___________________________

If to Distributor:

Formigli Inc.

895 Pismo St., San Luis Obispo CA 93401 USA

DISTRIBUTOR:

/s/Amy Swanson Munro Chaffe
By: Amy Swanson Munro Chaffe
Title: owner

MANUFACTURER

/s/ Renzo Formigli
By:Renzo Formigli
Title: Owner

Schedule A

Products:
ASIEL
FGR
GENESI
D 7.9
CLASSIC
Classic w/ Chromium
Classic w/ Gold
RAGUEL
URIEL
URIEL Carbon Rear
Asiel RF
ONE
PISTA
Cellini

Schedule B Price List

ASIEL	€1,632.22
FGR	€1,201.36
GENESI	€1,394.55
D 7.9	€1,072.60
CLASSIC	€887.82
Classic w/ Chromium	€1,047.82
Classic w/ Gold	€1,077.82
RAGUEL	€809.54
URIEL	€688.00
URIEL Carbon Rear	€891.12
Asiel RF	€2,009.08
ONE	€2,173.55
PISTA	€488.00
Cellini	€1,066.00